FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
The BISYS Group, Inc.
(973) 461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS SHAREHOLDERS APPROVE MERGER
TO SELL COMPANY TO CITI
Roseland, NJ (July 27, 2007) — BISYS (NYSE: BSG), a leading provider of outsourcing solutions for the financial services sector, today announced that its shareholders voted at a special meeting of shareholders to approve the previously announced merger providing for the acquisition of BISYS by a subsidiary of Citibank N.A. (NYSE: C). Over 99% of the shareholders present or represented at the special meeting voted for the adoption of the merger agreement. The votes cast represented the affirmative vote of holders of approximately 69% of the issued and outstanding shares of common stock of BISYS.
As previously announced, on May 1, 2007 BISYS entered into a definitive agreement under which Citi will acquire all of its outstanding shares. BISYS shareholders will receive $12.00 in cash per share, consisting of $11.85 per share to be paid by Citi at the closing of the acquisition and a special dividend of $0.15 per share in cash payable by BISYS, and conditioned upon the closing of the acquisition.
Consummation of the merger, which is subject to customary closing conditions, is currently expected to occur on August 1, 2007.
About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans, separately managed accounts and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. Additional information is available at www.bisys.com.
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Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS’ business, including, without limitation, the impact of the Company’s proposed merger with Citibank N.A, and the outcome of pending and future litigation involving the Company. More detailed information about risk factors that could cause actual results to differ materially are noted in BISYS’ periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2006 and quarterly report on Form 10-Q for the quarter ended March 31, 2007. These documents can be accessed on BISYS’ website at www.bisys.com under the “Investor Relations” tab. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.
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